EXHIBIT 23

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 333-120695 and 333-204820) pertaining to the Silgan Holdings Inc. Amended and Restated 2004 Stock Incentive Plan of our reports dated February 28, 2019, with respect to the consolidated financial statements and schedule of Silgan Holdings Inc., and the effectiveness of internal control over financial reporting of Silgan Holdings Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2018.
/s/ Ernst & Young LLP
Stamford, Connecticut
February 28, 2019